Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of the capital stock of Culp, Inc. (“Culp,” “we” or “us”). Culp is a corporation incorporated under the laws of the State of North Carolina, and accordingly its internal corporate affairs are governed by North Carolina law and by its articles of incorporation and bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K. The following summary is qualified in its entirety by reference to the applicable provisions of North Carolina law and our articles of incorporation and bylaws, which are subject to future amendment in accordance with the provisions thereof. Our common stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Common Stock

Authorized Shares. We are authorized to issue up to 40 million shares of common stock, par value $0.05 per share.

Voting and Other Rights. Subject to the rights of any holders of any class of preferred stock outstanding, holders of our common stock are entitled to one vote per share, and, in general, for routine matters a vote in which more shares are voted in favor of a matter than are voted in opposition to the matter will be sufficient to approve the matter. Directors are elected by a plurality of the votes cast, and our shareholders do not have the right to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights. Our common stock does not entitle its holders to any preemptive rights, subscription rights or conversion rights.

Assets upon Dissolution. In the event of liquidation, holders of common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.

Distributions. Subject to the rights of holders of any class of preferred stock outstanding, holders of our common stock are entitled to receive the dividends or distributions that the board of directors may declare out of funds legally available for these payments. Our payment of dividends and distributions is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a corporation. Under North Carolina law, a corporation may not make a distribution if as a result of the distribution the corporation would not be able to pay its debts or would not be able to satisfy any preferential rights preferred shareholders would have if the company were to be dissolved at the time of the distribution.

Antitakeover Provisions. Our articles of incorporation and bylaws contain various provisions that may discourage or delay attempts to gain control of us.

Our articles of incorporation include provisions:

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requiring that any merger or consolidation with another corporation, or any sale or other disposition of substantially all of our assets, or any similar exchange or sale transaction, be approved by two-thirds (2/3) of the outstanding shares of our capital stock, unless such transaction has been approved by sixty percent (60%) of our directors. In considering such a transaction and determining what is in the best interest of Culp and its shareholders, the directors shall give due consideration to the social and economic effect on our employees, customers, suppliers, and the communities in which we and our subsidiaries operate; and
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requiring approval by a vote of two-thirds (2/3) of the shares of capital stock entitled to be voted, to alter the above provisions of our articles of incorporation, except that such supermajority shareholder approval would not be required if such amendment is recommended by sixty percent (60%) of our directors.

Our bylaws include provisions:

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authorizing the board of directors to fix the size of the board between five and nine directors and authorizing the directors to fill vacancies on the board occurring between shareholder meetings, including vacancies created by an increase in the size of the board, except that upon the removal of a director by the shareholders at a meeting, the shareholders may fill the resulting vacancy at the same meeting;
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permitting the removal of directors by shareholders only by a vote of the holders of a majority of shares entitled to be voted in electing directors, and only if the purpose, or one of the purposes, of the meeting is removal of the director as stated in the notice of meeting; and
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authorizing only the board of directors, our Chief Executive Officer, or our President to call a special meeting of shareholders.

North Carolina has two takeover-related statutes: the Shareholder Protection Act and the Control Share Acquisition Act. The Shareholder Protection Act restricts business combination transactions involving a North Carolina public corporation and a beneficial owner of 20% or more of its voting stock. The Control Share Acquisition Act precludes an acquiror of the shares of a North Carolina public corporation who crosses one of three voting thresholds, 20%, 33 1/3% or 50%, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Neither of these statutes applies to us because, as permitted by these statutes, we have elected not to be covered by them.

Advance Notice Requirements. Our bylaws include specific conditions governing the conduct of business at annual shareholders’ meetings and the nominations of persons for election as directors at annual shareholders’ meetings. Under our bylaws, any shareholder of record entitled to vote at an annual meeting (who meets the other requirements set forth in our bylaws) may bring business before the meeting if the shareholder provides written notice to, and the notice is received by us, to the attention to the Secretary of Culp at our principal executive offices, generally not less than 90 nor more than 120 days prior to the date of the one-year anniversary of the preceding year’s annual meeting of shareholders (except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting is first made). Each notice must include, among other items set forth in our bylaws:

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for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
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the name and address of the shareholder proposing such business;
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information with respect to the shareholder’s direct and indirect Culp stock ownership; and
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any material interest of such shareholder in the proposal.

Although the bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Culp.

Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock, $0.05 par value per share. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the rights, preferences and limitations of such stock from time to time. Our ability to issue an indeterminate number of shares of preferred stock with such rights, privileges and preferences as our board of directors may fix, may have the effect of delaying or preventing a takeover or other change in control of Culp.

Our board of directors adopted an amendment to our articles of incorporation in 1999 to create a series of preferred stock designated as Series A Participating Preferred Stock in connection with our adoption of the shareholder rights plan, which has expired. No shares of Series A Participating Preferred Stock have been issued, and all rights to acquire shares of Series A Participating Preferred Stock under such shareholder rights plan have expired.

Listing

Our common stock is listed on The Nasdaq Stock Market LLC under the ticker symbol “CULP.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.